EXHIBIT 10.1

[Medtronic Letterhead]

March 21, 2014

Greg Fluet, Chief Executive Officer

Urologix, Inc.

14405 21st Avenue North

Minneapolis MN 55447

Re:	Past due amounts under License Agreement dated September 6, 2011, as amended June 28, 2013 (the “License Agreement”). Capitalized terms used in this letter have the meaning given in the License Agreement.

Dear Greg:

As you are aware, payments due to Medtronic from Urologix in respect of Earned Royalties in the amount of $650,000 and a License Maintenance Fee of $65,000, plus applicable interest, are now several months overdue. I am writing to acknowledge the fact that you are continuing to make efforts to turn the Urologix business around. However, notwithstanding the foregoing, I am sending you this letter as a formal reservation of any rights that Medtronic may have in respect of the above-described past due amounts, under the License Agreement, under the promissory note dated June 28, 2013 and/or under the other agreements between Medtronic and Urologix. In short, nothing Medtronic has done or refrained from doing in respect of the above-described past due amounts should be construed as a waiver or other relinquishment of those rights.

It is also our expectation that, while amounts owed to Medtronic are past due, Urologix will not draw down any funds under its line of credit with Silicon Valley Bank without prior approval from Medtronic. Please sign and return a copy of this letter to confirm your agreement with the foregoing sentence by the close of business of Monday, March 24.

Please keep me posted as to your continuing efforts to turn around Urologix’s business and to make good on Urologix’s obligations to Medtronic.

Sincerely,

/s/  Chad Martison

Chad Martinson

VP of Finance and Business Development, Medtronic Neuromodulation

Medtronic, Inc.

March 21, 2014

I confirm and agree that Urologix will not, without prior approval from Medtronic, draw down any funds under its line of credit with Silicon Valley Bank while amounts owed to Medtronic are past due.

UROLOGIX, INC.

By: /s/ Gregory J. Fluet

Greg Fluet, Chief Executive Officer

Date: March 21, 2014